Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Ware Grove
Chief Financial Officer
-or-
Lori Novickis
Director, Corporate Relations
(216) 447-9000
CBIZ AMENDS ITS $275 MILLION UNSECURED CREDIT FACILITY
EXTENDS MATURITY AND REDUCES BORROWING COSTS
Cleveland, Ohio (April 13, 2011)—CBIZ, Inc. (NYSE: CBZ) today announced that it has amended its $275 million unsecured credit facility effective April 11, 2011. The amendment serves to reduce borrowing costs for the Company by 100 basis points and extends the June of 2014 maturity date by an additional year to June of 2015.
Ware Grove, CBIZ Senior Vice President and Chief Financial Officer, stated, “We are pleased to have such strong support from our bank group to improve the terms of the credit facility. CBIZ’s cash flow from operations remains strong and the amended credit facility will continue to provide the Company with the ability to grow through strategic acquisitions.”
CBIZ, Inc. provides professional business services that help clients better manage their finances and employees. CBIZ provides its clients with financial services including accounting and tax, internal audit, merger and acquisition advisory, and valuation services. Employee services include group benefits, property and casualty insurance, retirement planning services, payroll, and HR consulting. CBIZ also provides outsourced technology staffing support services, healthcare consulting and medical practice management. As one of the largest benefits specialists and one of the largest accounting, valuation and medical practice management companies in the United States, the Company’s services are provided through more than 150 Company offices in 36 states.
Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the Company’s ability to adequately manage its growth; the Company’s dependence on the current trend of outsourcing business services; the Company’s dependence on the services of its CEO and other key employees; competitive pricing pressures; general business and economic conditions; and changes in governmental regulation and tax laws affecting its insurance business or its business services operations. A more detailed description of such risks and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission.
6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007